CERTIFICATE OF AMENDMENT
                                       OF
                                RESTATED BY-LAWS
                                       OF
                           MIDWEST BANC HOLDINGS, INC.


     MIDWEST BANC HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The Board of Directors of the Corporation, at its meeting duly held on June 1, 2000, adopted resolutions approving the following amendments to the Restated By-Laws of the Corporation:

          RESOLVED, that the first sentence of Section 3.2 of the By-Laws of the Corporation is hereby amended to read in its entirety as follows:

                    "The number of directors shall be nine (9)."

          FURTHER RESOLVED, that the last sentence of Section 3.2 of the Bylaws is hereby amended to read in its entirety as follows:

                    "In addition, unless otherwise provided in the resolution electing a person to the office of director, each director of the Corporation shall own, of record or beneficially, at least 120,000 shares of the Corporation."

     SECOND: That such amendments have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Midwest Banc Holdings, Inc. has caused this Certificate to be signed and attested on its behalf as of June 1, 2000.


                                    MIDWEST BANC HOLDINGS, INC.

                                    By:/s/ Robert L. Woods
                                       -----------------------------------------
                                       Robert L. Woods, President and
                                       Chief Executive Officer

ATTEST:

By: /s/ Daniel Nagle
    ------------------------
    Daniel Nagle, Secretary